Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 981-7392	D’Arcy Rudnay	(215) 981-8582
Daniel J. Goodwin	(215) 981-7518	Vibha Agrawal	(215) 981-8410

COMCAST REPORTS THIRD QUARTER 2006 RESULTS

Triple Play powers highest level of quarterly RGU additions in Comcast history

Record additions fuel 15% growth in cable Operating Cash Flow and

12% growth in cable revenue

Third consecutive quarter of accelerating growth in cable revenue and cable Operating Cash Flow

Philadelphia, PA – October 26, 2006…Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended September 30, 2006.

The following table highlights results for the quarter (dollars in millions, except per share amounts; units in thousands):

	3Q06	Growth Q/Q	Growth YTD
Consolidated
Revenue	$6,432	22%	15%
Operating Cash Flow[1]	$2,437	25%	16%
Operating Income[1]	$1,224	46%	27%
Earnings per Share[1]	$0.58	480%	181%

Cable[2]
Revenue	$6,630	12%	11%
Operating Cash Flow	$2,624	15%	14%
Revenue Generating Unit Additions	1,486	82%	66%

Brian L. Roberts, Chairman and CEO of Comcast Corporation said, “We’re setting new records in the third quarter, underscoring the strong momentum in our cable business. All our key metrics are accelerating, including revenue and operating cash flow, as well as RGU additions, which reached their highest quarterly level in our Company’s history. Cable’s outstanding results reflect both great execution and growing demand for our Triple Play offering. Our strategy of bringing value to consumers through a set of superior services is driving the business to new levels of performance. We are confident that we will broaden our relationships with our customers, strengthen our competitive advantage and accelerate our operational and financial performance as we expand the availability of Triple Play throughout our markets.”

Cable Segment Results2

Cable results are presented as if the acquisition of Susquehanna Communications and the Adelphia/Time Warner transactions were effective on January 1, 2005. Cable results also include the results of the Houston, TX cable systems that will be received with the expected dissolution of the Texas/Kansas City cable partnership as if the transaction was effective on January 1, 2005. (See note 2 for additional details).

Revenue increased 12% to $6.6 billion in the third quarter of 2006 as demand for our video, voice and high-speed Internet services accelerated. The rollout of our Triple Play offering contributed to the record-setting RGU net additions for the quarter.

See notes on page 4

Revenue generating units (RGUs)3 increased 1.486 million in the third quarter of 2006 or 82% from prior year net additions. RGU growth was concentrated in Historical Comcast Systems4 with 1.402 million or 94% of the net additions in those markets. Comcast ended the third quarter of 2006 with 49.2 million RGUs, an increase of 4.3 million units from one year ago.

Operating Cash Flow (as defined in Table 7) grew 15% to $2.6 billion in the third quarter of 2006 resulting in an Operating Cash Flow margin of 39.6%, an increase from the 38.5% reported in the same quarter of 2005. The margin improvement reflects strong revenue growth and our continuing success in controlling the growth of operating costs, even as we experience higher service and installation activity from record RGU additions and incorporate lower-margin operations from cable systems received in the Adelphia/Time Warner and expected Texas/Kansas City transactions.

Video

•	Added 558,000 new digital subscribers during the quarter - digital penetration now exceeds 50%

•	Historical Comcast Systems added 24,000 basic video subscribers during the quarter compared to a loss of 39,000 in the prior year

Video revenue increased 9% to $4.2 billion in the third quarter of 2006, reflecting growth in digital customers and increased demand for new digital features including ON DEMAND, digital video recorders (DVR) and HDTV programming, as well as higher basic cable rates and subscribers.

Basic video subscribers increased by 10,000 subscribers to 24.1 million during the third quarter of 2006 compared to a decline of 44,000 subscribers in the third quarter of 2005. The 10,000 basic video subscriber net additions include a gain of 24,000 basic video subscribers from Historical Comcast Systems, offset by a loss of 14,000 basic video subscribers in systems received in the Adelphia/Time Warner and expected Texas/Kansas City transactions.

Comcast ended the quarter with 12.1 million or 50% of video subscribers taking digital services, a 1.6 million or 16% increase from one year ago. The number of digital subscribers includes various levels of digital service. As of September 30, 2006, 52% or 6.2 million customers subscribed to Comcast digital cable, 34% or 4.1 million subscribed to digital cable with advanced services (DVR and/or HDTV) and 14% or 1.7 million customers subscribed to enhanced cable.

Growth in the number of subscribers receiving the enhanced cable service has increased steadily in 2006 as Comcast incorporates this service into our Triple Play offer. In the third quarter, Comcast added 558,000 digital customers, including 135,000 digital cable and 423,000 enhanced cable subscribers. At the same time, 315,000 digital cable customers subscribed to advanced services either by upgrading their digital service or as new customers. Comcast added more than 1.5 million digital cable customers with advanced services (DVR and/or HDTV) since the third quarter of last year.

Growth in video revenue and digital cable subscribers also reflects increasing consumer demand for new digital features including ON DEMAND, driving a pay-per-view revenue increase of 31% in the third quarter of 2006 from the same time in 2005.

High-Speed Internet

•	Added 536,000 high-speed Internet subscribers during the quarter - most quarterly additions in two years

High-Speed Internet revenues increased 22% to $1.4 billion in the third quarter of 2006, reflecting a 1.8 million or 20% increase in subscribers from the prior year and stable average monthly revenue per subscriber. Comcast ended the third quarter of 2006 with 11.0 million high-speed Internet subscribers or 24% penetration of available homes.

Phone

•	Added 483,000 Comcast Digital Voice (CDV) customers during the quarter

•	CDV service now marketed to 31 million homes or 65% of Comcast’s footprint

Phone revenue increased 51% to $252 million reflecting a significant increase in CDV subscriber additions, reduced by a $39 million decline in circuit-switched phone revenues as Comcast continues to

See notes on page 4

focus on marketing CDV. Comcast ended the third quarter of 2006 with a total of 2.1 million phone customers. Customer additions in the third quarter of 2006 include 483,000 new CDV customers offset by the loss of 102,000 circuit-switched customers.

Advertising revenue increased 10% to $395 million in the third quarter of 2006 when compared to 2005, reflecting strong growth in political advertising.

Capital expenditures of $1.25 billion in the third quarter of 2006 were 25% higher compared to the third quarter of 2005 driven by an 82% increase in RGU net additions over the same time period. In the third quarter of 2006, and consistent with historical trends, more than 75% of cable capital expenditures were variable and directly associated with new product offerings and strong consumer demand for our products.

Content Segment Results5

Comcast’s Content segment consists of our national cable networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS (formerly OLN), G4 and AZN Television.

The Content segment reported third quarter 2006 revenue of $258 million, a 9% increase from 2005 and Operating Cash Flow of $88 million, a 22% increase from 2005, reflecting increases in network ratings, advertising revenue and distribution revenue.

Corporate and Other5

Corporate and Other includes Comcast Spectacor, corporate overhead and other operations, and eliminations between Comcast’s businesses. In the third quarter of 2006, Comcast reported Corporate and Other revenue of $16 million and an Operating Cash Flow loss of $104 million, as compared to revenue of $21 million and an Operating Cash Flow loss of $105 million in 2005.

Consolidated Results

Consolidated results include all acquisitions as of the date of their closing. Comcast acquired Susquehanna Communications in April 2006 and completed the Adelphia/Time Warner transactions in July 2006. As part of the Adelphia/Time Warner transactions Comcast transferred cable systems serving Los Angeles, Dallas and Cleveland to Time Warner (presented as discontinued operations for all periods). Consolidated results, as of September 30, 2006, include our interest in the Texas/Kansas City cable partnership as an equity method investment.

Operating Income increased 46% to $1.2 billion in the third quarter of 2006 due to strong results at Comcast Cable, including record-setting RGU additions as described above. Similarly, consolidated operating income increased 27% to $3.4 billion for the nine months ended September 30, 2006.

Net Income increased to $1.2 billion, or $0.58 per share, in the third quarter of 2006, compared to net income of $222 million or $0.10 per share in the third quarter of 2005. In addition to strong operating results at Comcast Cable, the current quarter includes an estimated one-time gain, included in investment income, of $694 million (or $435 million net of tax) related to the Adelphia/Time Warner transactions. Also included in this quarter’s results is a one-time gain of $234 million, net of tax, on discontinued operations related to the transfer of cable systems to Time Warner. Excluding these gains and reconciled in Table 7-C, Adjusted Net Income for the third quarter of 2006 would be $548 million or $0.26 per share.

Net income increased to $2.1 billion, or $1.01 per share, in the nine months ended September 30, 2006 compared to net income of $795 million, or $0.36 per share, in the prior year. Strong operating results at Comcast Cable and the gains described above contributed to the growth in net income on a year-to-date basis. Excluding these gains, and reconciled in Table 7-C, Adjusted Net Income for the nine months ended September 30, 2006 would be $1.5 billion or $0.69 per share.

Net Cash Provided by Operating Activities increased to $5.1 billion for the nine months ended September 30, 2006 from $3.9 billion in 2005 due primarily to stronger operating results and changes in operating assets and liabilities.

Free Cash Flow (described further on Table 4) increased $812 million to $2.2 billion for the nine months ended September 30, 2006 compared to $1.4 billion in 2005, due primarily to growth in consolidated Operating Cash Flow and changes in working capital. The conversion rate of Operating Cash Flow into

See notes on page 4

Free Cash Flow increased to 32% for the nine months ended September 30, 2006 from 23% in the same period of 2005.

Pro Forma Consolidated Results6

Pro forma consolidated results are being presented as if the following were effective on January 1, 2005 (see note 6 for additional details): the acquisition of Susquehanna Communications, the Adelphia/Time Warner transactions and the results of the cable systems serving Houston, TX to be received with the expected dissolution of the Texas/Kansas City cable partnership.

Revenue increased 12% to $6.9 billion in the third quarter of 2006 while Operating Cash Flow increased 16% to $2.6 billion in the third quarter reflecting strong growth in both the cable and content divisions.

Share Repurchase Program

Comcast repurchased $493 million or 15 million shares of its Class A Special Common Stock during the third quarter of 2006. On a year-to-date basis, Comcast repurchased $1.9 billion or 64 million shares, reducing the number of shares outstanding by 3%.

Remaining availability under the Company’s stock repurchase program is $3.5 billion. Comcast expects such repurchases to occur from time to time in the open market or in private transactions, subject to market conditions.

Since the inception of the repurchase program in December 2003, the Company has invested $6.9 billion in its common stock and related securities reducing the number of shares outstanding by over 10%. These investments include repurchasing $5.5 billion or 191 million shares of common stock and paying $1.4 billion to redeem several debt issues exchangeable into 47 million shares of common stock.

2006 Financial Outlook

Comcast reaffirms all previously issued guidance for 2006 and updates cable guidance to include the Adelphia/Time Warner transactions and the Houston system, as follows:

•	Cable revenue growth of 10-11% above 2005 pro forma cable revenue of $23.6 billion which includes a net $2.4 billion related to acquisitions and dispositions;

•	Cable Operating Cash Flow growth of at least 13% above 2005 pro forma cable operating cash flow of $9.1 billion which includes a net $800 million related to acquisitions and dispositions;

•	Cable RGU net additions approximately 60% above 2005 pro forma RGUs of 3 million net additions;

•

Cable capital expenditures of approximately $4.5 billion supporting RGU growth in 2006 and including capital expenditures for the Adelphia/Time Warner transactions and the Houston systems of approximately $500 million.

Notes:

[1]

Operating Cash Flow percentage growth is adjusted as if stock options had been expensed in 2005. Operating income and earnings per share percentage growth are unadjusted. See Tables 7-A and 7-B for reconciliation of “as adjusted” financial data.

[2]

Cable results are presented on a pro forma, as adjusted, basis. Pro forma results adjust only for certain acquisitions and dispositions, including Susquehanna Communications (April 2006), the Adelphia/Time Warner transactions (July 2006) and the expected dissolution of the Texas/Kansas City cable partnership. Comcast will receive, subject to certain approvals, the cable systems serving Houston, TX with the dissolution of the Texas/Kansas City cable partnership. Effective August 1, 2006, our economic interest in the Texas/Kansas City cable partnership tracks solely the performance of the Houston, TX cable systems. Accordingly, we included the systems’ results in Cable pro forma data. Cable results are presented as if the transactions noted above were effective on January 1, 2005. The net impact of these transactions was to increase the number of basic cable subscribers by 2.6 million. These “As Adjusted” results are presented as if stock options had been expensed in 2005. Please refer to Tables 7-A and 7-B for a reconciliation of pro forma, “As Adjusted” financial data.

[3]

Represents the sum of basic and digital video, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services by existing Comcast Digital customers do not result in additional RGUs.

[4]	Historical Cable Systems include those systems owned by Comcast prior to the Adelphia/Time Warner transactions and the expected dissolution of the Texas/Kansas City cable partnership.

[5]	Operating Cash Flow adjusted as if stock options had been expensed in 2005.

[6]	Pro forma consolidated results are presented on a pro forma, as adjusted, basis as described in note 2.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community today October 26, 2006 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on Thursday, October 26, 2006. To participate via telephone, please dial (800) 263-8495 with the conference ID number 7359179. A telephone replay will begin immediately following the call and will be available until Friday, October 27, 2006 at midnight Eastern Time (ET). To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 7359179. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties.

In this discussion we sometimes refer to financial measures that are not presented according to generally accepted accounting principles (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanation and reconciliation provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

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About Comcast:

Comcast Corporation (NASDAQ: CMCSA, CMCSK) (http://www.comcast.com) is the nation’s leading provider of cable, entertainment and communications products and services. With 24.1 million cable customers, 11.0 million high-speed Internet customers, and 2.1 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable networks and in the delivery of programming content.

Comcast’s content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, VERSUS (formerly OLN), G4, AZN Television, PBS KIDS Sprout, TV One and four regional Comcast SportsNets. Comcast also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

TABLE 1

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions, except per share data)	2006	2005	2006	2005
Revenues	$6,432	$5,284	$17,935	$15,659
Operating expenses	2,300	1,894	6,559	5,570
Selling, general and administrative expenses	1,695	1,394	4,528	4,057
	3,995	3,288	11,087	9,627
Operating cash flow	2,437	1,996	6,848	6,032

Depreciation expense	963	863	2,748	2,525
Amortization expense	250	292	699	835
	1,213	1,155	3,447	3,360
Operating income	1,224	841	3,401	2,672

Other Income (Expense)
Interest expense	(530)	(422)	(1,502)	(1,333)
Investment income (loss), net	857	(104)	935	36
Equity in net (losses) income of affiliates	(65)	(18)	(86)	(19)
Other income (expense)	96	19	194	(58)
	358	(525)	(459)	(1,374)
Income before income taxes and minority interest	1,582	316	2,942	1,298
Income tax expense	(610)	(129)	(1,126)	(570)
Income before minority interest	972	187	1,816	728
Minority interest	(3)	11	(10)	(7)
Net income from continuing operations	969	198	1,806	721
Income from discontinued operations, net of tax	14	24	103	74

Gain on discontinued operations, net of tax	234	—	234	—

Net income	$1,217	$222	$2,143	$795
Basic and diluted earnings per common share

Income from continuing operations per common share	$0.46	$0.09	$0.85	$0.33
Income from discontinued operations per common share	0.01	0.01	0.05	0.03
Gain on discontinued operations per common share	0.11	—	0.11	—
Net income per common share	$0.58	$0.10	$1.01	$0.36

Basic weighted-average number of common shares	2,096	2,196	2,114	2,206

Diluted weighted-average number of common shares	2,109	2,209	2,124	2,219

TABLE 2

Condensed Consolidated Balance Sheet

(Unaudited)

(dollars in millions)	September 30, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$2,774	$693
Investments	656	148
Accounts receivable, net	1,228	1,008
Other current assets	823	685
Current assets of discontinued operations	—	60
Total current assets	5,481	2,594

Investments	7,245	12,675

Property and equipment, net	20,671	17,704

Franchise rights	56,072	48,804

Goodwill	13,515	13,498

Other intangible assets, net	4,457	3,118

Other noncurrent assets, net	531	635

Noncurrent assets of discontinued operations, net	—	4,118
	$107,972	$103,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$2,351	$1,985
Accrued expenses and other current liabilities	2,867	2,481
Deferred income taxes	185	2
Current portion of long-term debt	773	1,689
Current liabilities of discontinued operations	—	112
Total current liabilities	6,176	6,269

Long-term debt, less current portion	26,446	21,682

Deferred income taxes	27,499	27,370

Other noncurrent liabilities	6,453	6,921

Minority interest	676	657

Noncurrent liabilities of discontinued operations	—	28

Stockholders’ equity	40,722	40,219
	$107,972	$103,146

TABLE 3

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(dollars in millions)	2006	2005
OPERATING ACTIVITIES
Net cash provided by operating activities	$5,132	$3,940

FINANCING ACTIVITIES
Proceeds from borrowings	5,970	2,333
Retirements and repayments of debt	(2,222)	(1,942)
Repurchases of common stock	(1,882)	(1,291)
Issuances of common stock	133	76
Other	7	27
Net cash provided by (used in) financing activities	2,006	(797)

INVESTING ACTIVITIES
Capital expenditures	(3,051)	(2,753)
Cash paid for intangible assets	(227)	(204)
Acquisitions, net of cash acquired	(3,839)	(196)
Proceeds from sales and restructuring of investments	2,519	626
Purchases of investments	(471)	(310)
Proceeds from sales (purchases) of short-term investments, net	15	(66)
Other investing activities	(3)	(113)
Net cash used in investing activities	(5,057)	(3,016)

INCREASE IN CASH AND CASH EQUIVALENTS	2,081	127

CASH AND CASH EQUIVALENTS, beginning of period	693	452

CASH AND CASH EQUIVALENTS, end of period	$2,774	$579

TABLE 4

Calculation of Free Cash Flow

(Unaudited) (1)

	Nine Months Ended September 30,
(dollars in millions)	2006	2005
Net Cash Provided by Operating Activities	$5,132	$3,940
Capital Expenditures	(3,051)	(2,753)
Cash paid for Intangible Assets	(227)	(204)
Non-operating items, net of tax	344	403
Free Cash Flow	$2,198	$1,386

(1)	See Non-GAAP and Other Financial Measures in Table 7 for the definition of Free Cash Flow.

TABLE 5

Pro Forma Financial Data by Business Segment

(Unaudited) (1)

(dollars in millions)	Cable	Content (2)	Corporate and Other	Total
Three Months Ended September 30, 2006
Revenues	$6,630	$258	$16	$6,904
Operating Cash Flow	$2,624	$88	($104)	$2,608
Operating Income (Loss)	$1,420	$46	($121)	$1,345
Operating Cash Flow Margin	39.6%	33.8%	NM	37.8%
Capital Expenditures (3)	$1,247	$5	—	$1,252

Three Months Ended September 30, 2005, as adjusted (4)
Revenues	$5,919	$237	$21	$6,177
Operating Cash Flow	$2,279	$71	($105)	$2,245
Operating Income (Loss)	$969	$33	($116)	$886
Operating Cash Flow Margin	38.5%	30.1%	NM	36.3%
Capital Expenditures (3)	$1,000	$4	$7	$1,011

Nine Months Ended September 30, 2006
Revenues	$19,445	$770	$113	$20,328
Operating Cash Flow	$7,774	$198	($252)	$7,720
Operating Income (Loss)	$4,094	$74	($309)	$3,859
Operating Cash Flow Margin	40.0%	25.7%	NM	38.0%
Capital Expenditures (3)	$3,259	$18	$15	$3,292

Nine Months Ended September 30, 2005, as adjusted (4)
Revenues	$17,527	$684	$98	$18,309
Operating Cash Flow	$6,796	$240	($235)	$6,801
Operating Income (Loss)	$3,004	$128	($272)	$2,860
Operating Cash Flow Margin	38.8%	35.1%	NM	37.1%
Capital Expenditures (3)	$3,063	$11	$24	$3,098

(1)

See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, as required under generally accepted accounting principles (GAAP), is available in the Company’s quarterly report on Form 10-Q. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)	Content includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS (formerly OLN), G4 and AZN Television.

(3)	Our Cable segment’s capital expenditures are comprised of the following categories:

	3Q06	3Q05	YTD 3Q06	YTD 3Q05
New Service Offerings
Customer Premise Equipment (CPE)	$710	$528	$1,770	$1,568
Scalable Infrastructure	246	210	587	667
	956	738	2,357	2,235
Recurring Capital Projects
Line Extensions	79	83	258	229
Support Capital	135	95	384	290
	214	178	642	519

Upgrades	77	84	260	309
Total	$1,247	$1,000	$3,259	$3,063

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments.

(4)	Adjusted as if stock options had been expensed in 2005. See Tables 7-A and 7-B for Reconciliation of “As Adjusted” Financial Data.

TABLE 6

Pro Forma Data - Cable Segment Components

(Unaudited) (1) (2)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions, except per subscriber and per unit data)	2006	2005	2006	2005
Revenues:
Video (3)	$4,166	$3,841	$12,385	$11,521
High-Speed Internet	1,389	1,138	3,997	3,262
Phone	252	166	653	488
Advertising	395	359	1,150	1,065
Other (4)	233	230	682	646
Franchise Fees	195	185	578	545
Total Revenues	$6,630	$5,919	$19,445	$17,527

Operating Cash Flow (5)	$2,624	$2,279	$7,774	$6,796
Operating Income (5)	$1,420	$969	$4,094	$3,004
Operating Cash Flow Margin (5)	39.6%	38.5%	40.0%	38.8%
Capital Expenditures	$1,247	$1,000	$3,259	$3,063
Annualized Capital Expenditures per Basic Subscriber	$207	$166	$181	$170
Annualized Capital Expenditures per Revenue Generating Unit	$101	$89	$88	$91

	3Q06	3Q05	2Q06
Video
Homes Passed (000’s)	47,200	46,400	47,100
Basic Subscribers (000’s)	24,051	24,053	24,041
Basic Penetration	50.9%	51.9%	51.1%
Quarterly Net Basic Subscriber Additions (000’s)	10	(44)	(91)

Digital Subscribers (000’s)	12,053	10,439	11,495
Digital Penetration	50.1%	43.4%	47.8%
Quarterly Net Digital Subscriber Additions (000’s)	558	315	337
Digital Set-Top Boxes	18,510	15,701	17,704

Monthly Average Video Revenue per Basic Subscriber	$57.75	$53.18	$57.87
Monthly Average Total Revenue per Basic Subscriber	$91.89	$81.94	$90.94

High-Speed Internet
“Available” Homes (000’s)	46,731	45,577	46,390
Subscribers (000’s)	11,000	9,184	10,463
Penetration	23.5%	20.1%	22.6%
Quarterly Net Subscriber Additions (000’s)	536	507	333
Monthly Average Revenue per Subscriber	$43.14	$42.45	$43.35

Phone
Comcast Digital Voice
“Available” Homes (000’s)	30,800	9,507	28,339
Subscribers (000’s)	1,348	159	864
Penetration	4.4%	1.7%	3.0%
Quarterly Net Subscriber Additions (000’s)	483	72	326

Circuit Switched Phone
“Available” Homes (000’s)	8,858	8,455	8,854
Subscribers (000’s)	740	1,042	842
Penetration	8.4%	12.3%	9.5%
Quarterly Net Subscriber Additions (000’s)	(102)	(35)	(76)

Monthly Average Total Phone Revenue per Subscriber	$45.09	$46.94	$45.35

Total Revenue Generating Units (000’s) (6)	49,190	44,876	47,705
Quarterly Net Additions	1,486	816	830

(1)	See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)

Pro forma financial data includes the results of Susquehanna Communications acquired on April 30, 2006, cable systems acquired and sold in the Adelphia/Time Warner transactions on July 31, 2006, and cable systems serving Houston, Texas included as a result of the expected dissolution of our cable partnership with Time Warner, which was initiated in July 2006. The net impact of these transactions was to increase the number of basic cable subscribers by 2.6 million.

Pro forma subscriber data also includes 13,000 subscribers acquired in various small acquisitions during 2005. The impact of these acquisitions on our segment operating results was not material.

(3)	Video revenues consist of our basic, expanded basic, digital, premium, pay-per-view and equipment services.

(4)

Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

(5)	Adjusted as if stock options had been expensed in 2005.

(6)	Represents the sum of basic and digital video, high-speed Internet and net phone subscribers, excluding additional outlets.

TABLE 7

Non-GAAP and Other Financial Measures

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a “non-GAAP financial measure” as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Beginning in 2006, we changed our definition of Free Cash Flow, which is a non-GAAP financial measure, to mean “Net Cash Provided by Operating Activities From Continuing Operations” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; and increased by any payments related to certain non-operating items, net of estimated tax benefits (such as income taxes on investment sales, and non-recurring payments related to income tax and litigation contingencies of acquired companies). We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our performance with other companies in our industries, although our measure of Free Cash Flow may not be comparable to similar measures used by other companies.

Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

In certain circumstances we also present data, as adjusted, in order to enhance comparability between periods. In connection with the adoption of FAS 123R, we have adjusted 2005 data as if stock options had been expensed.

Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

We provide reconciliations of Consolidated Operating Cash Flow in Table 1, Free Cash Flow in Table 4, Pro Forma and “As Adjusted” in Tables 7-A and 7-B, and Adjusted Net Income in Table 7-C.

TABLE 7-A

Reconciliation of Pro Forma(1), “As Adjusted” Financial Data by Business Segment

(Unaudited)

					Cable		Total
(dollars in millions)	Cable (2)	Content	Corporate, Other and Eliminations (2) (6)	Total	Pro Forma Adjustments (1) (3)	Cable Pro Forma	Pro Forma Adjustments (1) (4)	Total Pro Forma
Three Months Ended September 30, 2006
Revenue	$6,312	$258	($138)	$6,432	$318	$6,630	$472	$6,904

Operating Expenses (excluding depreciation and amortization)	3,805	170	20	3,995	201	4,006	301	4,296
Operating Cash Flow	$2,507	$88	($158)	$2,437	$117	$2,624	$171	$2,608
Depreciation and Amortization	1,157	42	14	1,213	47	1,204	50	1,263
Operating Income (Loss)	$1,350	$46	($172)	$1,224	$70	$1,420	$121	$1,345

Capital Expenditures	$1,206	$5	($14)	$1,197	$41	$1,247	$55	$1,252

Three Months Ended September 30, 2005
Revenue	$5,026	$237	$21	$5,284	$891	$5,917	$893	$6,177
Segment reclassifications (5)	2	—	(2)	—	—	2	—	—
Revenue	$5,028	$237	$19	$5,284	$891	$5,919	$893	$6,177
Operating Expenses (excluding depreciation and amortization)	3,012	163	113	3,288	603	3,615	604	3,892
Segment reclassifications (5)	(5)	2	3	—	—	(5)	—	—
Stock option adjustment (6)	30	1	(31)	—	—	30	—	—
Operating Cash Flow	$1,991	$71	($66)	$1,996	$288	$2,279	$289	$2,285
Depreciation and Amortization	1,107	38	10	1,155	203	1,310	204	1,359
Operating Income (Loss)	$884	$33	($76)	$841	$85	$969	$85	$926

Capital Expenditures	$849	$4	$58	$911	$151	$1,000	$100	$1,011

Reconciliation of Total Pro Forma (1), “As Adjusted” Financial Data

	Three Months Ended September 30,
	2005			2006
(dollars in millions)	Total Pro Forma	Adjustment (6)	Total Pro Forma, As Adjusted	Total Pro Forma	% Growth As Adjusted	% Growth
Revenue	$6,177	$—	$6,177	$6,904	12%	12%

Operating Expenses (excluding depreciation and amortization)	3,892	40	3,932	4,296
Operating Cash Flow	$2,285	($40)	$2,245	$2,608	16%	14%
Depreciation and Amortization	1,359	—	1,359	1,263
Operating Income (Loss)	$926	($40)	$886	$1,345	52%	45%
Operating Cash Flow Margin	37.0%	NM	36.3%	37.8%

Reconciliation of Total “As Adjusted” Financial Data

	Three Months Ended
	September 30,
	2005			2006
(dollars in millions, except per share data)	Historical Total	Adjustment (6)	As Adjusted	Total	% Growth As Adjusted	% Growth
Revenue	$5,284	$—	$5,284	$6,432	22%	22%

Operating Expenses (excluding depreciation and amortization)	3,288	40	3,328	3,995
Operating Cash Flow	$1,996	($40)	$1,956	$2,437	25%	22%
Depreciation and Amortization	1,155	—	1,155	1,213
Operating Income (Loss)	$841	($40)	$801	$1,224	53%	46%
Operating Cash Flow Margin	37.8%	NM	37.0%	37.9%
Earnings Per Share	$0.10	($0.01)	$0.09	$0.58	544%	480%

(1)

Pro forma data is adjusted only for timing of acquisitions (or dispositions) and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro Forma results are presented as if the acquisitions and dispositions were effective on January 1, 2005.

(2)

Beginning on August 1, 2006, the cable segment includes the operating results of the cable systems serving Houston, TX as a result of the expected dissolution of our cable partnership with Time Warner. This adjustment is reversed in the Corporate, Other and Eliminations column to reconcile to our consolidated amounts.

(3)	Cable Pro Forma adjustments include cable systems serving Houston, TX prior to August 1, 2006.

(4)	Total Pro Forma adjustments include cable systems serving Houston, TX for all periods.

(5)	To be consistent with our management reporting, reclassifications were made to technology development ventures, programming headquarters and other.

(6)

To be consistent with our management reporting, the 2005 segment amounts have been adjusted as if stock options had been expensed as of January 1, 2005. For the three months ended September 30, 2005, the adjustments reducing operating income before depreciation and amortization by segment were $30 million for Cable, $1 million for Content and $9 million for Corporate and Other. For the three months ended September 30, 2005, the total adjustment of $40 million is reversed in the Corporate, Other and Eliminations column to reconcile to our consolidated 2005 amounts.

TABLE 7-B

Reconciliation of Pro Forma (1), “As Adjusted” Financial Data by Business Segment

(Unaudited)

					Cable		Total
(dollars in millions)	Cable (2)	Content	Corporate, Other and Eliminations (2) (6)	Total	Pro Forma Adjustments (1) (3)	Cable Pro Forma	Pro Forma Adjustments (1) (4)	Total Pro Forma
Nine Months Ended September 30, 2006
Revenue	$17,205	$770	($40)	$17,935	$2,240	$19,445	$2,393	$20,328

Operating Expenses (excluding depreciation and amortization)	10,250	572	265	11,087	1,421	11,671	1,521	12,608
Operating Cash Flow	$6,955	$198	($305)	$6,848	$819	$7,774	$872	$7,720
Depreciation and Amortization	3,269	124	54	3,447	411	3,680	414	3,861
Operating Income (Loss)	$3,686	$74	($359)	$3,401	$408	$4,094	$458	$3,859

Capital Expenditures	$2,946	$18	$87	$3,051	$313	$3,259	$241	$3,292

Nine Months Ended September 30, 2005
Revenue	$14,870	$684	$105	$15,659	$2,650	$17,520	$2,650	$18,309
Segment reclassifications (5)	7	—	(7)	—	—	7	—	—
Revenue	$14,877	$684	$98	$15,659	$2,650	$17,527	$2,650	$18,309
Operating Expenses (excluding depreciation and amortization)	8,890	436	301	9,627	1,764	10,654	1,763	11,390
Segment reclassifications (5)	(9)	5	4	—	—	(9)	—	—
Stock option adjustment (6)	86	3	(89)	—	—	86	—	—
Operating Cash Flow	$5,910	$240	($118)	$6,032	$886	$6,796	$887	$6,919
Depreciation and Amortization	3,212	112	36	3,360	580	3,792	581	3,941
Operating Income (Loss)	$2,698	$128	($154)	$2,672	$306	$3,004	$306	$2,978

Capital Expenditures	$2,594	$11	$148	$2,753	$469	$3,063	$345	$3,098

Reconciliation of Total Pro Forma (1), “As Adjusted” Financial Data

	Nine Months Ended September 30,
	2005			2006
(dollars in millions)	Total Pro Forma	Adjustment (6)	Total Pro Forma, As Adjusted	Total Pro Forma	% Growth As Adjusted	% Growth
Revenue	$18,309	$—	$18,309	$20,328	11%	11%

Operating Expenses (excluding depreciation and amortization)	11,390	118	11,508	12,608
Operating Cash Flow	$6,919	($118)	$6,801	$7,720	14%	12%
Depreciation and Amortization	3,941	—	3,941	3,861
Operating Income (Loss)	$2,978	($118)	$2,860	$3,859	35%	30%
Operating Cash Flow Margin	37.8%	NM	37.1%	38.0%

Reconciliation of Total “As Adjusted” Financial Data

	Nine Months Ended September 30,
	2005			2006
(dollars in millions, except per share data)	Historical Total	Adjustment (6)	As Adjusted	Total	% Growth As Adjusted	% Growth
Revenue	$15,659	$—	$15,659	$17,935	15%	15%

Operating Expenses (excluding depreciation and amortization)	9,627	118	9,745	11,087
Operating Cash Flow	$6,032	($118)	$5,914	$6,848	16%	14%
Depreciation and Amortization	3,360	—	3,360	3,447
Operating Income (Loss)	$2,672	($118)	$2,554	$3,401	33%	27%
Operating Cash Flow Margin	38.5%	NM	37.8%	38.2%
Earnings Per Share	$0.36	($0.03)	$0.33	$1.01	206%	181%

(1)

Pro forma data is adjusted only for timing of acquisitions (or dispositions) and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro Forma results are presented as if the acquisitions and dispositions were effective on January 1, 2005.

(2)

Beginning on August 1, 2006, the cable segment includes the operating results of the cable systems serving Houston, TX as a result of the expected dissolution of our cable partnership with Time Warner. This adjustment is reversed in the Corporate, Other and Eliminations column to reconcile to our consolidated amounts.

(3)	Cable Pro Forma adjustments include cable systems serving Houston, TX prior to August 1, 2006.

(4)	Total Pro Forma adjustments include cable systems serving Houston, TX for all periods.

(5)	To be consistent with our management reporting, reclassifications were made to technology development ventures, programming headquarters and other.

(6)

To be consistent with our management reporting, the 2005 segment amounts have been adjusted as if stock options had been expensed as of January 1, 2005. For the nine months ended September 30, 2005, the adjustments reducing operating income before depreciation and amortization by segment were $86 million for Cable, $3 million for Content and $29 million for Corporate and Other. For the nine months ended September 30, 2005, the total adjustment of $118 million is reversed in the Corporate, Other and Eliminations column to reconcile to our consolidated 2005 amounts.

TABLE 7-C

Reconciliation of Net Income to Adjusted Net Income

(Unaudited)

	Three Months Ended September 30,
	2006		2005
(dollars in millions, except per share data)	$	EPS (1)	$	EPS (1)
Net Income	$1,217	$0.58	$222	$0.10
Adjustments:
Gain on discontinued operations, net of tax	234	0.11	—	—
Gain on Adelphia/Time Warner transactions, net of tax	435	0.21	—	—
Adjusted Net Income (2)	$548	$0.26	$222	$0.10

	Nine Months Ended September 30,
	2006		2005
	$	EPS (1)	$	EPS (1)
Net Income	$2,143	$1.01	$795	$0.36
Adjustments:
Gain on discontinued operations, net of tax	234	0.11	—	—
Gain on Adelphia/Time Warner transactions, net of tax	435	0.21	—	—
Adjusted Net Income (2)	$1,474	$0.69	$795	$0.36

(1)	Based on diluted average number of common shares for the respective periods as presented in Table 1.

(2)	Adjusted Net Income excludes a one-time gain, net of tax, on discontinued operations and a one-time gain, net of tax, related to the Adelphia/Time Warner transactions.